AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
This Amendment No. 1 (“Amendment No. 1”) to that certain Loan and Security Agreement dated as of March 23, 2005 (the “Agreement”) is made as of May 23, 2005, by and among Shells Seafood Restaurants, Inc., a Delaware corporation (the “Company”), and the Lenders (as defined in the Agreement) parties thereto. Capitalized terms not herein defined shall have the meaning given to them in the Agreement.

WHEREAS, the Agreement expires, subject to certain exceptions set forth therein, upon the earlier to occur of March 31, 2006 or the closing of a financing providing net proceeds to the Company of not less than $1,600,000 (such earlier date being referred to as the “Maturity Date”);

WHEREAS, on the date hereof, the Company closed a private financing transaction providing net proceeds to the Company in excess of $1,600,000; and

WHEREAS, the parties to the Agreement desire to provide for the extension of the agreement for an additional two (2) years from the date hereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1.  Amendment to Section 1. Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

1. AMOUNT. The Lenders agree, on the terms and conditions of this Agreement, to make loans (hereinafter called individually a “Loan” and, collectively, “the Loans”) to the Company in an aggregate principal amount at any one time outstanding up to but not exceeding One Million Six Hundred Thousand Dollars ($1,600,000); provided, however that each Loan request by the Company to the Lenders, in the aggregate, shall be in increments of $200,000, and each individual Lender is committing to make Loans only up to the aggregate principal amount set forth opposite such Lenders’ name on Exhibit A hereto. The obligation of a Lender to make loans up to but not exceeding such aggregate principal amount at any one time outstanding is hereinafter called its “commitment.” Within such limits, the Company may borrow, repay, and reborrow funds under this revolving credit line, at any time or from time to time from the date hereof to and including May 23, 2007 (the “Maturity Date”), subject to earlier termination of the commitment of the Lenders in accordance herewith. All Loans shall be made by, and repayments (if any) made to, each of the Lenders, in proportion to the percentage interest set forth opposite such Lenders’ name on Exhibit A hereto; and shall be repaid, to the extent then still outstanding, on the Maturity Date (subject to earlier repayment as provided in Section 4 below).

2.  Entire Agreement. This Amendment No. 1, together with the provisions of the Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

3.  Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed as of the date first above written.

SHELLS SEAFOOD RESTAURANTS, INC.

By: ____/s/ Warren R. Nelson_______________
Name: Warren R. Nelson
Title: Chief Financial Officer

_/s/ Frederick R. Adler________________
        Frederick R. Adler

Trinad Capital L.P.

___/s/ Jay Wolf_____________________
Name: Jay Wolf
Title: Managing Director

Bruce Galloway, IRA, R/O

By: /s/ Bruce Galloway
Name: Bruce Galloway
Title: